Kenneth H. Finkelstein
	   Attorney At Law
									777 Royal Oak Drive, Suite 310
	           Bar Member: 						Victoria, British Columbia
	             New York						V8X 5K2    Canada
	           Washington
                     British Columbia						Tel:  (250) 744.4230
									Fax: (250) 744.4265



September 18, 2001						File Ref: 01C-230


Board of Directors
Cortex Systems Inc.
777 Royal Oak Drive, Suite 310
Victoria, British Columbia
V8X 5K2   Canada

Re:	Opinion and Consent of Counsel with respect to
Registration Statement on Form SB-2 for Cortex Systems Inc.

Sirs:

You have requested the opinion and consent of this law firm, as counsel, with respect to the proposed issuance and public distribution of certain securities of the Company pursuant to the filing of a registration statement on Form SB-2 with the Securities and Exchange Commission.

The proposed offering and public distribution relates to a best efforts, no minimum, 2,000,000 maximum offering of shares to be sold to the public at a price of $0.10 per share.
Each offered share has a par value of $0.0001.  It is our
 opinion that the shares sold, when issued in accordance with the terms and conditions set forth in the registration statement, are duly authorized, validly issued, fully paid and non-assessable shares of common stock of the Company in accordance with the corporate laws of the State of Nevada.

We hereby consent to be named by the Company in the registration statement and prospectus included therein.
We also consent to the Company filing this legal opinion as an exhibit to the registration statement.

Yours truly,





Kenneth H. Finkelstein
Attorney At Law